One Bush Street Suite 1600 San Francisco, CA 94104-4446 +1 415 262 4500 Main +1 415 262 4555 Fax www.dechert.com ___________________________________

April 9, 2014

Outlook Funds Trust
Three Canal Plaza
Portland, Maine 04101

Dear Ladies and Gentlemen:

This opinion is given in connection with the filing by Outlook Funds Trust, a Delaware statutory trust (the "Trust"), of Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A ("Registration Statement") under the Securities Act of 1933 ("1933 Act") and Amendment No. 8 under the Investment Company Act of 1940 ("1940 Act") relating to the proposed issuance of a new class of shares of beneficial interest by the Trust on behalf of the 3D Printing and Technology Fund, a series of the Trust (the "Fund"), designated as the "Investor Shares."

We have examined the following Trust documents: (1) the Trust's Declaration of Trust; (2) the Trust's By-Laws; (3) the Fund's registration statement filings made with the Securities and Exchange Commission ("SEC"); (4) pertinent provisions of the laws of the State of Delaware; and (5) such other Trust records, certificates, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Investor Shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

This letter expresses our opinion as to the Delaware statutory trust law governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the State of Delaware or to federal securities or other laws.

The opinion expressed herein is solely for your benefit and may not be relied on in any manner or for any purpose by any other person. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinion expressed herein is given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Dechert LLP as counsel to the Registrant in the Fund's Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP